Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Precision Optics Corporation, Inc. of our report dated September 29, 2025 relating to the consolidated financial statements of Precision Optics Corporation, Inc., which appears in Precision Optics Corporation, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2025.

/s/ Stowe & Degon LLC

December 2, 2025

Westborough, Massachusetts